Press Release

COWEN ANNOUNCES NEW BRAND IDENTITY

New Logo and Unified Identity Across Business Segments
Reflects Commitment to Help Clients Outperform™

NEW YORK, NY — May 16, 2017 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company”; formerly Cowen Group, Inc.) today announced that, as the firm prepares to enter its second century of operations, it has updated its brand architecture to better reflect the quality and breadth of services the firm offers clients and partners. Cowen’s new Outperform™ brand crystalizes the firm’s mission: an intense focus on clients and investors who seek to outperform the markets, peers and passive alternatives.

“Financial services and actively managed investment products need to be differentiated and immediately recognizable as capable of contributing to overall client performance,” said Peter A. Cohen, Chairman and Chief Executive Officer of Cowen. “In staying true to our mission, Cowen is a well-recognized organization with focused asset management offerings and knowledge-based financial services offerings for corporations and active investors.”

Jeffrey M. Solomon, President of Cowen said, “To be successful in today’s markets, only organizations that consistently help clients outperform will thrive. That is why we are pleased to unify the entire Cowen platform under a single identity that reflects our commitment to outperformance and a passion for delivering extraordinary results for our clients.”

Cowen offers clients a platform of services to help them outperform their peers through:

•	Quality, Collaborative and Insightful Equity, Credit and Policy Research that continues to win critical acclaim.

•	Cutting Edge, Non-Conflicted, Independent Execution and Trading Services, which provides clients with much needed liquidity as well as market structure insights.

•	Corporate Finance Advisory and Capital Raising capabilities that are specialized, independent and provide valuable access to growth capital.

•	Differentiated Investment Strategies that are innovative and seek to outperform the markets, peers and passive alternatives.

Changes reflected by the rebranding include:

•	Cowen Group, Inc. has been renamed Cowen Inc.

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Ramius LLC, Cowen’s alternative investment management business with a broad range of differentiated alpha-generating alternative investment products and services, has been renamed Cowen Investment Management LLC.

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Cowen Investment Management’s platform affiliates will continue using their own branding; going forward, the Ramius brand will only represent the event driven business, including the Ramius branded merger arbitrage products.

•	Cowen and Company, LLC, which includes Cowen’s full-service, growth investment bank, specialized research products and institutional trading and execution services, will retain its current name.

•	A new website, www.cowen.com, reflecting the Company’s capabilities and commitment to clients and partners.

About Cowen Inc.

Cowen Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading and prime brokerage services through its two business segments: Cowen Investment Management and its affiliates make up the Company’s alternative investment segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company’s broker-dealer segment. Cowen Investment Management provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide. For additional information, visit www.cowen.com.

Media:
Gagnier Communications
Dan Gagnier
646-569-5897
dg@gagnierfc.com

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